Active Power Adopts Tax Benefit Preservation Plan to
Preserve Valuable Net Operating Losses

AUSTIN, Texas (June 15, 2016) – Active Power (NASDAQ: ACPW), a manufacturer of flywheel energy storage products and modular infrastructure solutions (MIS) for mission critical applications worldwide, today announced that its board of directors has adopted a Net Operating Loss (“NOL”) Shareholder Rights Agreement (the “NOL Rights Plan”) designed to preserve its substantial tax assets. As of December 31, 2015, Active Power had U.S. federal and state net operating loss carry-forwards of approximately $235.5 million and $277.3 million, respectively, and research and development credit carry-forwards of approximately $4.1 million, all of which can be utilized in certain circumstances to offset future U.S. taxable income.

The NOL Rights Plan is intended to protect Active Power’s tax benefits and to allow all of the company’s stockholders to realize the long-term value of their investment in Active Power. The board adopted the NOL Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for the tax benefits to decrease in value upon an ownership change and the risk of an ownership change occurring.

Active Power’s ability to use these tax benefits would be substantially limited if it were to experience an "ownership change" as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Active Power’s outstanding common stock increased their cumulative ownership in the company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The NOL Rights Plan reduces the likelihood that changes in Active Power’s investor base would limit the company’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. The company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the NOL Rights Plan, the Active Power board declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The rights will be exercisable if a person or group acquires 4.99 percent or more of Active Power common stock. The rights will also be exercisable if a person or group that already owns 4.99 percent or more of Active Power common stock acquires additional shares (other than as a result of a dividend or a stock split).

Active Power’s existing stockholders that beneficially own in excess of 4.99 percent of the common stock will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Active Power common stock at a 50 percent discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Active Power stockholders. The rights will trade with Active Power common stock and will expire on the first day after the company’s 2017 annual meeting of stockholders unless Active Power stockholders ratify the NOL Rights Plan prior to such date, in which case the term of the NOL Rights Plan is extended to three years. The company’s board may terminate the NOL Rights Plan or redeem the rights prior to the time the rights are triggered.

Additional information with respect to the NOL Rights Plan will be contained in a Current Report on Form 8-K that Active Power will file with the Securities and Exchange Commission.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of reliability, sustainability and total cost of ownership for leading organizations around the world. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and Driven by Motion are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc.

Press Contact:                                Investor Contact:
Lee Higgins                                Jordan Darrow
Senior Manager, PR and IR                        Darrow Associates, Inc.
(512) 744-9488                                (631) 367-1866
jhiggins@activepower.com                        jdarrow@darrowir.com

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